[    ], 2024

Touchstone International Growth Fund

Touchstone Strategic Trust

303 Broadway, Suite 1100

Cincinnati, Ohio 45202

Touchstone Sands Capital International Growth Equity Fund

Touchstone Funds Group Trust

303 Broadway, Suite 1100

Cincinnati, Ohio 45202

Re:	Reorganization of Touchstone International Growth Fund into Touchstone Sands Capital International Growth Equity Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization of Touchstone International Growth Fund (the “Target Fund”), a series of Touchstone Strategic Trust (the “Target Trust”), a Massachusetts business trust, into the Touchstone Sands Capital International Growth Equity Fund (the “Acquiring Fund,” and collectively with the Target Fund, the “Funds” and each a “Fund”), a series of Touchstone Funds Group Trust (the “Acquiring Trust”), a Delaware statutory trust.

Pursuant to a reorganization (the “Reorganization”), the Acquiring Fund will acquire substantially all of the assets and assume all of the liabilities of the Target Fund in exchange solely for shares of beneficial interest in the Acquiring Fund (“Acquiring Fund Shares”) pursuant to an Agreement and Plan of Reorganization (“Agreement”) entered into by the Acquiring Fund, the Target Fund, and Touchstone Advisors, Inc. (for purposes of section 7 only of the Agreement). Specifically, the Funds have requested our opinion that the consummation of the Reorganization will qualify as a “reorganization” (as defined in section 368(a)).1 All capitalized terms used in this letter that are not defined in this letter shall have the meanings provided for them in the Agreement.

In rendering this opinion, we have examined (1) the Agreement and (2) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).

[1]

All “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise noted, and all “Treas. Reg. §” references are to the regulations under the Code (“Regulations”).

K&L GATES LLP

ONE CONGRESS STREET  BOSTON  MA 02114

T +1 617 261 3100  F +1 617 261 3175  klgates.com

Touchstone International Growth Fund

Touchstone Sands Capital International Growth Equity Fund

[   ], 2024

We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Acquiring Fund and the Target Fund (collectively, “Representations”). We have assumed that any Representation made based on “knowledge” or “to the knowledge and belief” (or similar qualifications) of any person or party is, and at the Closing Date (as defined in the Agreement) will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts and Representations set forth in the reviewed Documents and the Representations of officers of the Target Trust and the Acquiring Trust, and conditioned on (i) those Representations being true on the Closing Date of the Reorganization and (ii) the Reorganization being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion with respect to the federal income tax consequences of the Reorganization is as follows.

(a) Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Target Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Fund Shares and in complete liquidation of Target Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(b) Target Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Fund Shares;

(c) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(d) Acquiring Fund’s basis in each Asset will be the same as Target Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each

Touchstone International Growth Fund

Touchstone Sands Capital International Growth Equity Fund

[   ], 2024

Asset will include Target Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(e) A Shareholder will recognize no gain or loss on the exchange of all its Target Fund Shares solely for Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to the Reorganization; and

(f) A Shareholder’s aggregate basis in the Acquiring Fund Shares (including fractional shares to which they may be entitled) it receives in the Reorganization will be the same as the aggregate basis in its Target Fund Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares (including fractional shares to which they may be entitled) will include, in each instance, its holding period for those Target Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on either Fund participating therein or any Shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year or on the termination or transfer thereof under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only if each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if any Fund is insolvent. Finally, our opinion is solely for the information and use of the addressees and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

Touchstone International Growth Fund

Touchstone Sands Capital International Growth Equity Fund

[   ], 2024

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 of the Registrant (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Reorganization. Further, we hereby consent to the references to our firm and the discussion of this opinion in the Registration Statement under the Prospectus heading “Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,